Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
First Quarter
(In millions, except per share amounts)

UNAUDITED

	Three Months
	Ended March 31,
	2004	2003

Revenues	$ 2,292.0	$ 2,119.6

Cost of goods sold	1,682.0	1,630.6

Selling & administrative expenses	373.1	329.1

Operating income	236.9	159.9

Interest expense	(40.9)	(50.0)

Other income/(expense)	(5.2)	(6.6)

Earnings before taxes	190.8	103.3

Provision for taxes	25.8	13.3

Earnings from continuing operations	165.0	90.0

Discontinued operations, net of tax	14.5	63.2

Net earnings	$ 179.5	$ 153.2

Basic earnings per share
- Continuing operations	$ 0.95	$ 0.53
- Discontinued operations	0.08	0.38
	$ 1.03	$ 0.91

Diluted earnings per share
- Continuing operations	$ 0.94	$ 0.53
- Discontinued operations	0.08	0.37
	$ 1.02	$ 0.90

Average number of common
shares outstanding:
Basic	174.2	169.3
Diluted	176.6	170.0
SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION